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                                                                    Exhibit 99.1

                                                               [IMPROVENET LOGO]

CONTACT:
Nora DePalma
ImproveNet
(678) 642-5075
ndepalma@improvenet.com


                       IMPROVENET ANNOUNCES DELISTING FROM
                           THE NASDAQ NATIONAL MARKET

REDWOOD CITY, Calif., July 2, 2001 - ImproveNet Inc., a leading Internet-based home improvement services company, today announced that it has been informed by Nasdaq that ImproveNet's common stock will no longer be traded on the Nasdaq National Market effective June 29, 2001. ImproveNet was delisted because the Company failed to meet the Nasdaq National Market's minimum trading price requirements set forth in Nasdaq Marketplace Rules 4450(a)(5) and 4310(c)(8)(B).

ImproveNet's common stock is eligible for quotation on the electronic bulletin board of the over-the-counter quotation system.

 "While we are obviously disappointed by Nasdaq determination, it does not interfere with our business charter or our leadership position in the marketplace," said Ron Cooper, ImproveNet Chairman and CEO. "We are making steady progress toward profitability and we believe that we have sufficient cash on hand to reach profitability."

ImproveNet Inc. leverages personalized service and Internet technology to provide successful home improvement projects on behalf of homeowners, contractors, architects, designers, manufacturers, lenders and real estate professionals. ImproveNet content and services are provided on more than 380 partner and affiliate sites, including GE Appliances, DuPont Corian, Owens Corning, Dow, Yahoo!, Ask Jeeves, Knight-Ridder and Cox Interactive. For more information, visit www.ImproveNet.com, www.ImproveNetPRO.com, or call 800-437-0473.

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